EXHIBIT 10.1

Letter of Understanding for CEO

May 1 , 2006

Richard M. Rieser, Jr.

First Oak Brook Bancshares, Inc.

1400 Sixteen Street

Oak Brook, Illinois 60523

Re:                               Letter of Understanding

Dear Rick:

As you know, MB Financial, Inc. (“MBFI”), along with its wholly-owned subsidiary, MBFI Acquisition Corp., has entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with First Oak Brook Bancshares, Inc. (the “Company”) pursuant to which the Company will be merged with and into such subsidiary (the “Merger”). Section 7.16(h) of the Merger Agreement provides that you and MBFI will enter into a letter of understanding relating to your Transitional Employment Agreement and post-Merger employment matters. This letter is that letter of understanding.

As we have frequently discussed throughout this process, we value greatly your continued significant participation in the senior management of the post-Merger organization. You have indicated a desire to remain with our combined company. To that end, we are offering to enter into an employment agreement with you immediately following completion of the Merger substantially in the form attached as Appendix A to this letter (the “Employment Agreement”).

Rick, we look forward to working with you to make the Merger a success. Please acknowledge your agreement to so serve the post-Merger organization and to enter into the Employment Agreement by signing both copies of this letter and returning one copy to me.

Very truly yours,
MB Financial, Inc.

/s/ Mitchell Feiger
Mitchell Feiger, Chief Executive Officer

Acknowledged and agreed to
this 1st day of May, 2006.

/s/ Richard M. Rieser, Jr.
Richard M. Rieser, Jr.

Appendix A to May 1, 2006 Letter

to Richard M. Rieser, Jr.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of this           day of                 , 2006 by and between MB Financial, Inc. (the “Corporation”) and Richard M. Rieser, Jr. (the “Executive”).

WHEREAS, the Executive is the President and Chief Executive Officer of First Oak Brook Bancshares, Inc. (“FOBB”) and its subsidiary, Oak Brook Bank, and is a party to a written transitional employment agreement and other agreements with FOBB referred to herein;

WHEREAS, effective as of the date set forth above, FOBB has merged (the “Merger”) with and into a wholly-owned subsidiary of the Corporation and Oak Brook Bank has or in the future, will merge into MB Financial Bank, National Association (the “Bank”) as contemplated by that certain Agreement and Plan of Merger, dated as of May 1, 2006 by and among the Corporation, such subsidiary and FOBB;

WHEREAS, the Corporation has determined it to be in its best interests to secure the continued employment of Executive and to enter into this Agreement in replacement of the transitional employment agreement; and

WHEREAS, the Executive desires to be so employed; and

WHEREAS, the Board of Directors of the Corporation (the “Board of Directors”) has approved and authorized the execution of this Agreement with the Executive.

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1. Definitions.

(a)           The term “Date of Termination” means the date upon which the Executive’s employment with the Corporation ceases, as specified in a notice of termination pursuant to Section 9 hereof,

(b)           The term “Involuntary Termination” means the termination of the employment of the Executive (i) by the Corporation without his express written consent; (ii) by the Executive by reason of a material diminution of or interference with his duties, responsibilities or benefits, or other material breach of this Agreement, including (without limitation) any of the following actions unless consented to in writing by the Executive: (1) a requirement that the Executive be based at any place other than any of the following: the principal office location of FOBB (as of the date immediately prior to the Merger), the principal office location of the Corporation (defined to mean the principal office location of the Corporation’s Chief Executive Officer (“CEO”)), provided the principal office location is located within a fifteen mile radius of the Rosemont office location as of the date hereof, in downtown Chicago, or within fifteen miles of the Executive’s home in the Chicago area, except for reasonable travel on Corporation or Bank business; (2) a material demotion of the Executive;

(3) failure of the Corporation to pay or provide the compensation, benefits, or vacation and leave contemplated by Sections 4,  5,  6 or 19 hereof, respectively, or the failure of the Corporation to provide indemnification and insurance coverage contemplated by Section 11 hereof; (4) a material permanent increase in the required hours of work or the workload of the Executive; or (5) the failure of the Board of Directors (or board of directors of any successor of the Corporation including its ultimate parent company) to elect the Executive as Vice Chairman, Executive Vice President ,and Chief Marketing and Legal Strategist of the Corporation (or any successor of the Corporation including its ultimate parent company) or any action by the Board of Directors (or a board of directors of a successor of the Corporation including its ultimate parent company) removing him from such office; or (6) the failure of the Board or stockholders of the Corporation or Bank to elect Executive as a director of the Corporation and Bank, or any action by the Board or stockholders removing him from such position. The term “Involuntary Termination” does not include Termination for Cause, termination of employment due to death or termination pursuant to Section 7(g) of this Agreement, or suspension or temporary or permanent prohibition from participation in the conduct of the Bank’s affairs under Section 8 of the Federal Deposit Insurance Act.

(c)           The terms “Termination for Cause” and “Terminated For Cause” mean termination of the employment of the Executive with the Corporation and the Bank because of the Executive’s willful misconduct, breach of a fiduciary duty involving personal profit, repeated failure to perform stated duties (after written notice and reasonable opportunity to cure), willful violation of any law, rule, or regulation relating to the performance of Executive’s duties or which reflects adversely upon the reputation of the Corporation or the Bank (other than traffic violations or similar offenses) or final cease-and-desist order issued by a federal banking regulator, or (except as provided below) a material breach of any provision of this Agreement (after written notice and reasonable opportunity to cure). No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act in bad faith and without a reasonable belief that his action or failure to act was in the best interest of the Corporation or the Bank. The Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

(d)           The term “Voluntary Termination” shall mean termination of employment by the Executive voluntarily as set forth in Section 7(d) of this Agreement.

(e)           The terms “Transitional Employment Agreement,” “Supplemental Pension Benefit Agreement,” “Agreement Regarding Post-Employment Restrictive Covenants,” “Senior Executive Life Insurance Plan,” “Executive Deferred Compensation Plan,” and “FOBB Stock Options” refer to agreements with and plans maintained by FOBB with respect to which Executive is a party or a participant, in each case as in effect on the day immediately prior to the

Merger, and, with respect to periods on and after the Merger, as such may be modified in accordance with the Merger Agreement or as provided herein.

2.             Term. The term of this Agreement shall be a period of five years commencing on the Effective Date (the “Term”) subject to earlier termination as provided herein.

3.             Employment; Directorships. The Executive is employed as the Vice Chairman, Executive Vice President and Chief Marketing and Legal Strategist of the Corporation. As such, the Executive shall be a member of the Corporation’s senior leadership team and reporting to the CEO, with the responsibilities and authority of a senior executive assigned to him from time to time by the CEO with respect to Corporation-wide strategic, planning, legal, retail banking and marketing, investor relations, wealth management and lending activities. The Executive shall also render services to any subsidiary or subsidiaries of the Corporation as requested by the Corporation from time to time consistent with his executive position and experience and with the terms of this Agreement. The Corporation shall provide Executive with an office and administrative support commensurate with its other senior executives. The Executive shall devote his best efforts and reasonable time and attention to the business and affairs of the Corporation and its subsidiaries to the extent necessary to discharge his responsibilities hereunder. The Executive may (a) serve on charitable boards or committees at the Executive’s discretion without consent of the Board of Directors and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors, and (b) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder. The Executive shall also be elected as a director of the Corporation and the Bank.

4.             Compensation.

(a)           Base Compensation. During the Term, the Executive shall be entitled the following compensation:

(i)            Salary. The Corporation agrees to pay the Executive during the term of this Agreement a base salary (the “Corporation Salary”) the annualized amount of which shall be $650,000, which amount shall increase by $50,000 on each of the first four anniversaries of the Effective Date, whereupon such increased amount shall be the “Corporation Salary.”  The Corporation Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding. If and to the extent that the Bank and/or any other entities directly or indirectly controlled by the Corporation (the “Consolidated Subsidiaries”) pay salary or other amounts or provide benefits to the Executive that the Corporation is obligated to pay or to provide to the Executive under this Agreement, the Corporation’s obligations to the Executive shall be reduced accordingly.

(ii)           Restricted Stock. On the Effective Date and each anniversary thereof during the Term (a total of 5 annual awards), the Corporation shall grant to Executive a restricted stock award under its 1997 Omnibus Stock Incentive Plan (the “Omnibus Plan”) (each an “RS Award”). The number of shares to be awarded shall be equal to $200,000 divided by the fair market value of a share of Corporation common stock on the date of grant as determined under the Omnibus Plan. The restricted stock will vest as of the later of the last day of the five-year Term, or three years (or such shorter period as may be permitted under the Plan at the time of grant) after the date of grant, subject to full vesting in the event the Executive’s death, disability or Retirement (as defined under the Plan). In the event the Omnibus Plan shall be amended to enable the Corporation to grant restricted stock units (“RSUs”), then RSUs, payable following the Executive’s termination of employment in compliance with Code Section 409A, shall be substituted for the RS Awards required to be made under this Section 4(a)(ii).

(b)           Annual Incentive Bonus. During calendar years 2007 and 2008, on or before March 31st of each such year, the Board of Directors shall establish performance targets relating, for 2007, to reasonable progress toward post-Merger transition goals and for 2008, to satisfactory conclusion of post-Merger integration activities based upon which the Executive will be entitled to earn an annual cash incentive bonus (the “Annual Cash Bonus”) for each such calendar year equal to $300,000. The Board of Directors may, in its sole discretion, include the Executive in performance based program during future calendar year periods, with any such bonus awarded being included in the definition of “Annual Cash Bonus”. The Annual Cash Bonus earned by the Executive for a calendar year shall be paid within two and one-half months after the expiration of such calendar year; provided, however, in the event the payment of the Annual Cash Bonus (or any portion thereof) when added to the other compensation (which is taken into account under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”)) that is expected to be paid to the Executive in the same calendar year would, in the reasonable opinion of the Board of Directors, result in a limitation on compensation deductibility under Section 162(m) of the Code, then in that event, the Annual Cash Bonus (or affected portion thereof) shall be deferred in an amount necessary to assure full deductibility of compensation paid to the Executive for purposes of  Section 162(m) of the Code, with the deferred amount being paid, together with interest from the date of deferral to the date of payment at the average interest-bearing cost of funds of the Bank (the deferred amount plus interest shall be deemed the “Deferred Payment”),  as soon as practicable after termination of Executive’s employment (subject to any delay which may be required to comply with Code Section 409A) subject to limitation on deductibility under Section 162(m) of the Code.

(c)           Additional Equity-Based Compensation. Commencing in calendar year 2007, the Executive shall be eligible to be considered for an award of stock options or other equity-based compensation under the Omnibus Plan and any successor or substitute for such plan (the “Stock Option Plan”) by the Committee (as defined in the Stock Option Plan) at such time as awards are granted to other senior executives of the Corporation. Each option and other equity-based award granted pursuant to the provisions of this Section 4(c) shall have such term and be subject to a vesting schedule as the Committee determines, provided: (i) such option to the extent outstanding and unexercisable shall become fully exercisable upon the death or disability of the Executive, (ii) such option to the extent outstanding and unexercisable shall become fully exercisable upon a Change in Control (as defined in the applicable Stock Option Plan) if the unexercisable portion of the option would otherwise terminate or cease to be enforceable, in whole or in part, by reason of such Change in Control and shall remain exercisable for at least one year thereafter but not beyond the expiration of the option term, and

(iii) the option shall expire, terminate, and be forfeited upon a Termination for Cause or a termination pursuant to Section 7(g) below.

(d)           Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Corporation and the Bank, provided that the Executive accounts for such expenses as required under such policies and procedures.

5.             Benefits.

(a)           Participation in Benefit Plans. While the Executive is employed by the Corporation, the Executive shall be entitled to participate to the same extent as executive officers of the Corporation and the Bank generally, in all plans, programs and practices of the Corporation and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, retirement or employee benefits (excluding bonus and long term incentive plans) or combination thereof, to the extent he is not then covered by a similar continuing plan of  FOBB or a similar plan or program pursuant to Section 5(b) below.

(b)           Fringe Benefits. While the Executive is employed by the Corporation, the Executive shall be eligible to participate in, and receive benefits under, any other fringe benefit plans, programs and practices or perquisites which are or may become generally available to the Corporation’s or the Bank’s executive officers, including but not limited to, supplemental medical or life insurance plans, company cars, club dues, physical examinations, financial planning and tax preparation services, provided that nothing in this sentence shall require the Corporation to duplicate similar benefits provided to Executive pursuant to the remainder of this Section 5(b). In addition, while the Executive is employed, the Corporation agrees to provide or pay for (i) the Executive’s membership dues and related business expenses in The Standard Club, (ii) use of an executive luxury automobile (including reimbursement of expenses relating thereto), which shall be replaced with a new vehicle at least every 3 years, (iii) continuation of the Supplemental Pension Benefit Agreement (as contemplated by Section 19 hereof), (iv) benefits under the Senior Executive Life Insurance Plan, (v) employer contributions under the Executive Deferred Compensation Plan, (vi) Exec-U-Care or similar executive health benefits coverage (“Executive Medical Coverage”), and (vii) home security system, travel club dues, periodicals, financial planning assistance, and other fringe benefits and  perquisites, such benefits described in clauses (i) through (vii) to be provided on a basis consistent with that provided by FOBB to Executive prior the Effective Date,.

(c)           Post-Employment Health Benefit. Pursuant to the Transitional Employment Agreement, the Executive has earned and shall be entitled to receive, post-employment continuing health benefit coverage from the Corporation or its successor in interest (the “Post-Employment Health Benefit”) upon any termination of employment of the Executive, as follows: (i) the Corporation (or its successor in interest) shall pay for or provide Executive Medical Coverage (or if the Executive or spouse may elect, medicare supplement or other health or care-related insurance coverage) for the life of the Executive and his spouse, which shall be at the Corporation’s (or its successor’s) sole cost; and (ii) the Corporation (or its successor) shall, at the election of the Executive and, if Executive predeceases her, Executive’s spouse, group medical and dental continuation coverage under COBRA (or, use reasonable best efforts to provide comparable coverage to the extent such continuation is not permitted under applicable law), during the remainder of his and her lifetime at the sole cost of the Executive and spouse, as applicable, subject to termination only for failure to timely pay the appropriate premiums. The Corporation’s obligations and the coverages provided under this Section 5(c) shall be subject to the following conditions and limitations: (x) the coverage under clause (i) and clause (ii) shall be secondary to any employer-sponsored group coverage or Medicare or other government-sponsored or mandated program under which the Executive or spouse may then be covered and (y) the Corporation’s obligations under clause (i) shall cease after the aggregate amount expended by the Corporation equals the Coverage Limit as defined below. The “Coverage Limit” shall equal $300,000 upon the Executive’s termination of employment and the unused balance of such amount at the end of each calendar year, commencing the full calendar year next following employment termination, shall be increased by 5%.

6.             Vacations; Leave. The Executive shall be entitled (i) to annual vacation equal to six weeks of vacation at full pay and, commencing after the second anniversary of the Effective Date, ten weeks of vacation pay at one-half of the then effective Corporation Salary; (ii) to take during calendar year 2008, four weeks of sabbatical leave at full pay accrued by Executive while employed by FOBB prior to the Merger, and (iii) to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

7.             Termination of Employment.

(a)  Involuntary Termination. If the Executive experiences an Involuntary Termination prior to the end of the Term, such termination of employment shall be subject to the Corporation’s obligations under this Section 7(a). If such Involuntary Termination occurs, the Corporation shall, as agreed upon liquidated damages, continue to pay or provide to Executive or Executive’s beneficiary for the compensation and benefits described in Sections 4 and 5(b) (ii) (but excluding reimbursement of related costs including but not limited to insurance, maintenance, repairs, gasoline and operating expenses which shall be paid by the Executive and the Executive shall cause MBFI and/or MB Bank to be a named and covered insured party under the automobile insurance policy), (iii), (iv) and (v) for the remainder of the Term as if such Involuntary Termination had not occurred, provided Executive’s Annual Cash Bonus during calendar year 2007 and 2008 shall be at the $300,000 level,  the value of the RS Awards described in Section 4(a)(ii) shall be paid in cash on each anniversary of the Effective Date. In addition to the foregoing, in connection with an Involuntary Termination, the Executive shall be entitled to receive (A) any accrued Corporation Salary through the Date of Termination within 30 days after the Date of Termination, (B) any unpaid Annual Cash Bonus earned by the Executive for the preceding calendar year within the time period set forth in Section 4(b) hereof, (C) reimbursement of any expenses incurred through the Date of Termination in accordance with Section 4(d), (D) all unpaid Deferred Payments and RSUs and (E) all vested benefits and amounts under any plan, program or arrangement, including those referred to in Section 4, 5 or 19 the payment and other rights with respect to which shall be governed by the terms thereof

(collectively, the “Accrued Compensation”) as well as the Post-Employment Health Benefit. If the Executive should die after amounts become payable under this Section 7(a), such amounts shall thereafter be paid to the Executive’s estate until satisfied in full.

(c)           Termination for Cause. In the event of Termination for Cause, the Corporation shall have no further obligation to the Executive under this Agreement after the Date of Termination except for the Accrued Compensation and neither the Executive nor his spouse shall be entitled to the Post-Employment Health Benefit..

(d)           Voluntary Termination. The Executive may terminate his employment voluntarily at any time by a notice pursuant to Section 9 of this Agreement. In the event that the Executive voluntarily terminates his employment other than by reason of any of the actions that constitute Involuntary Termination (“Voluntary Termination”), the Corporation shall only be obligated to the Executive for the amount of the Accrued Compensation and to provide the Post-Employment Health Benefit, and the Corporation shall have no further obligation to the Executive under this Agreement.

(e)           Death. In the event of the death of Executive during the term of this Agreement and prior to any termination of employment, the Corporation shall pay to the Executive’s estate the Accrued Compensation and shall provide to the Executive’s surviving spouse or, in the event she does not survive him, his beneficiaries the compensation described under Section 4 for a period of 18 months following the date of death, and in the case his spouse survives him, she shall also receive the Post-Employment Health Benefit.

(f)            Disability. If the Executive becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Corporation or the Bank (a “Disability Plan”), he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Corporation or the Bank for executive officers. In the event of such disability, this Agreement shall not be suspended, except that the Corporation’s obligation to pay the Corporation Salary to the Executive shall be reduced in accordance with the amount of disability income benefits received by the Executive, if any, pursuant to this Section 7(f) such that, on an after-tax basis, the Executive shall realize from the sum of disability income benefits and Corporation Salary the same amount as he would realize on an after-tax basis from the Corporation Salary if the Corporation’s obligation to pay salary were not reduced pursuant to this Section 7(f). The Corporation may terminate the employment of the Executive at any time after the expiration of one year following such disability if such disability is then continuing, which termination shall be an Involuntary Termination, but any compensation to be paid to the Executive following such termination shall be reduced by disability income benefits received by the Executive.

(g)           Regulatory Action. Notwithstanding any other provisions of this Agreement, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S. C. § 1818(e)(4) and (g)(1), all obligations of the Corporation under this Agreement shall terminate as of the effective date of the order, except for the obligation of the Corporation to pay the Accrued Compensation.

(h)           No Other Obligation to Mitigate Damages. The Executive shall not be obligated to mitigate amounts payable or arrangements made under the provisions of this Section 7 and the obtaining of other employment shall in no event effect any reduction of the Corporation’s obligations under this Section 7.

8.             Tax Gross Up Agreement. Contemporaneously with entering into this Agreement, the Corporation and Executive shall enter into a Tax Gross-Up Agreement substantially in the form filed by the Corporation on Form 8-K in November 2004 relating solely to a change in control of the Corporation, provided that the Tax Gross-Up Agreement shall provide that it shall be unrestricted if the Executive incurs an Involuntary Termination under this Agreement prior to the second anniversary of the Effective Date. An “Involuntary Termination” under this Agreement shall not be deemed a “Voluntary Termination” under the Tax Gross-Up Agreement.

9.             Notice of Termination. Subject to the provisions of Section 1(c) hereof, in the event that the Corporation or the Bank, or both, desire to terminate the employment of the Executive during the term of this Agreement, the Corporation or the Bank, or both, shall deliver to the Executive a written notice of termination, stating whether such termination constitutes Termination for Cause, Involuntary Termination, or termination for disability, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Executive determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Corporation stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination. In the event that the Executive desires to effect a Voluntary Termination, he shall deliver a written notice to the Corporation, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

10.           Attorneys’ Fees. The Corporation shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as a result of (i) the Executive’s contesting or disputing any termination of employment, or (ii) the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Corporation (or any successor) or the Consolidated Subsidiaries under which the Executive is or may be entitled to receive benefits; provided that the Corporation’s obligation to pay such fees and expenses is subject to the Executive’s prevailing with respect to the matters in dispute in any proceeding initiated by the Executive or the Executive’s having been determined to have acted reasonably and in good faith with respect to any proceeding initiated by the Corporation or the Consolidated Subsidiaries.

11.           Indemnification. During Executive’s term of employment with the Corporation and thereafter, the Corporation shall indemnify and hold Executive harmless to the maximum extent now or hereafter permitted under the Articles of Incorporation and By-Laws of the

Corporation. In the event that legal action is instituted or threatened against the Executive during or after the term of his employment with, or membership on the Board of Directors of, the Corporation, the Bank or any affiliate the Corporation, in connection with such employment or membership, the Corporation will advance to the Executive the costs and expenses incurred by Executive in the defense of such action (including reasonable attorneys, expert and other professional fees) to the maximum extent permitted by law without prejudice to or waiver by the Corporation of its rights and remedies against the Executive. In the event that there is a final judgment entered against the Executive in any such litigation which, in accordance with its Articles of Incorporation and By-Laws, is not subject to indemnification, then the Executive shall reimburse the Corporation for all such costs and expenses paid or incurred by it in the Executive’s defense of such litigation (the “Reimbursement Amount”). The Reimbursement Amount shall be paid by the Executive within 30 days after rendition of the final judgment and a determination by the Board of Directors that such costs and expenses are not subject to indemnification. The parties shall cooperate in the defense of any asserted claim, demand or liability against the Executive or the Corporation or any of the Consolidated Subsidiaries. The term “final judgment” as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired. The  rights to indemnification under this Section 11 shall be in addition to any rights which Executive may now or hereafter have under any insurance contract maintained by the Corporation or any of its other affiliates or any other agreement between Executive and the Corporation or any of its affiliates or under the Merger Agreement. Anything in this Agreement to the contrary notwithstanding, Executive’s indemnification rights under this Section 11, the Articles of Incorporation and By-Laws of the Corporation and applicable law, shall survive the termination of Executive’s employment with the Corporation and his membership on the Board of Directors of the Corporation, the Bank and any affiliate of the Corporation.

12.           No Assignments.

(a)           This Agreement is personal to each of the parties hereto, and neither may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of the Corporation and the Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such an assumption agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from the Corporation in the same amount and on the same terms as provided in Section 7(a). For purposes of implementing the provisions of this Section 12, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)           This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.           Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after the date that sent by certified mail, return receipt requested, postage prepaid, to the Corporation at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Corporation, or, if to the Executive, to such home or other address as the Executive has most recently provided in writing to the Corporation.

14.           Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

15.           Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

16.           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

17.           Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

18.           Successors to Code Sections. All provisions of this Agreement referring to sections of the U.S.C. (United State Code) or to the Code shall be deemed to refer to successor code sections in the event of renumbering of code sections.

19.           Effect on Other Agreements.

(a)           Transitional Employment Agreement. As of the Effective Date hereof, the Transitional Employment Agreement shall terminate and be of no further force or effect. In consideration of such cancellation, to the extent such cancellation payment is not paid by FOBB prior to the Merger, the Corporation shall pay to the Executive a lump sum cash payment of $3,000,000, provided that such amount shall be subject to reduction to the extent necessary to avoid imposition of excise tax thereon under Code Section 4999.

(b)           Supplemental Pension Benefit Agreement. The Corporation shall honor and assume the obligations of FOBB under the Supplemental Pension Benefit Agreement, provided that for purposes thereof:

(i)            The Executive’s Credited Years of Service shall be 20 and the accrual fraction shall be 100%;

(ii)           The highest nominal rate of Corporation Salary paid during the term of this Agreement (including any continuation period under Section 7) shall be the Final Base Salary;

(iii)          in the event of termination of employment prior to January 1, 2015, the Supplemental Pension Benefit thereunder shall commence on the later of the first day of the calendar year following or six months following the Executive’s termination of employment, which termination for this purpose shall not be deemed to occur until the earlier of the Executive’s voluntary resignation or termination for Cause, death or expiration of the five-year Term in the case of an Involuntary Termination,

(iv)          The actuarial equivalent benefit payable on such Early Commencement Date shall be determined on the basis of the mortality table and interest rate described in Section 417(e)(3)(ii) of the Internal Revenue Code (or any successor provision thereto), and

(v)           The actuarial present value of the benefit to be provided upon the Early Commencement Date shall not exceed the actuarial present value as of the Early Commencement Date of  the benefit to be provided to the Executive if benefits commenced on January 1, 2015 utilizing the mortality table and interest rate set forth in subpart (iv) above.

(c)           Agreement Regarding Post-Employment Restrictive Covenants. The Corporation shall assume and honor the Agreement Regarding Post-Employment Restrictive Covenants, which agreement shall continue in full force and effect with the Corporation being substituted for FOBB thereunder.

(d)           FOBB Stock Options. The Corporation shall assume and honor the Executive’s FOBB Stock Options, as converted in accordance with the Merger Agreement.

20.           Code Section 409A. Notwithstanding any other provision of this Agreement or any of the plans, programs or other agreements to which the Executive is a party or is a participant to the contrary, if any provision of this Agreement or such plans, programs or other agreements contravenes Code Section 409A or any rules, regulations or other guidance issued by United States Department of Treasury with respect to 409A, the Corporation shall  reform this Agreement, or any provision thereof (including, without limitation, an amendment instituting a six-month waiting period before a distribution) or otherwise incorporate the necessary provisions to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A to the extent that the Corporation, in its reasonable discretion, shall determine.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Attest:                                                                                                                                                                                                                                                           MB FINANCIAL, INC.

Secretary	By:
Its:

Witness:	EXECUTIVE:

Richard M. Rieser, Jr.